EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this ___________day of _________, 2005, between Hammonds Technical Services, Inc., currently having its principal place of business at 15760 West Hardy Road, Suite 400, Houston, Texas 77060

(the "Company") and Mr. Carl Hammonds, (the "Executive").

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company as President, a wholly owned subsidiary of American International Industries or its subsidiaries.

WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of the Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on the date hereof (the "Commencement Date") and terminating sixty months later, unless sooner terminated as provided in accordance with the provisions of Section 5 here of. (Such term of employment is herein sometimes called the "Employment Term").

2. Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3. Duties and Responsibilities. The Executive shall serve as President of Hammonds during the Employment Term. The Executive shall report to and be subject to the direction of the Chief Executive Officer of the American International Industries, Inc. or its subsidiaries and shall perform duties which are consistent with his current title and position and such other duties as may be assigned to him from time to time by the CEO which are consistent with his position of management and leadership. During the Employment Term, the Executive shall devote his full time, skill, energy and attention to the business of Hammonds and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

4. Compensation and Benefits During the Employment Term.

a. The Executive's base compensation shall be at the rate of $7,500.00 per month, for the term of this Agreement, payable in regular installments in accordance with Hammond's payroll practices, less applicable withholding for income and employment taxes as required by law and other deductions as to which the Executive may agree. Such base compensation shall be subject to increases as and when determined by the Company and its 51% owner at their sole discretion.

b. In addition to the Executive's base compensation, the Executive will be entitled to a royalty payment of 1% for all ODV products manufactured by Hammonds. This royalty will not apply to products manufactured by third parties or any subsequent licensing agreement.

c. The Executive shall be entitled to reimbursement of all reasonable, ordinary and necessary business-related expenses incurred by him in the course of his duties and upon compliance with the Company's procedures for submitting such expenses.

5. Termination. Termination of this agreement may occur in the event of death or disability under Section 5 (a) or 5 (b); with cause under Section 5 (c); or for good reason under Section 5(d). Any other termination shall constitute a breach of this agreement.

a. The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by the Company for a period of sixty (60) or more consecutive days. The Company must give Executive at least thirty (30) days written notice of its intent to terminate the Agreement under this paragraph. If Executive begins receiving disability payments pursuant to a disability policy paid for by Hammonds, the Executive shall assign such benefits to the Company for all periods during which he is receiving salary payments under this Agreement.

b. This Agreement shall terminate upon the death of the Executive.

c. The Company may terminate this Agreement at any time for "Good Cause" because of (i) Executive's material breach of any term of this Agreement, (ii) Executive's willful misconduct which is materially injurious to the Company, monetarily or otherwise; (iii) Executive's gross negligence in the performance of his duties; or (iv) Executive's failure to perform his essential duties or comply with reasonable directions of the CEO. Notwithstanding the foregoing, the Company shall not terminate this Agreement pursuant to any provision in this Section 5(c) unless the Company shall first have delivered to Executive a notice which specifically identifies Executive's breach or misconduct and the Executive shall not have cured the same within fifteen (15)days after receipt of such notice.

d. The Executive may resign from his employment for "Good Reason" if:

(i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof,

(ii) his reporting responsibilities or titles in effect as of the date hereof are diminished.

6. Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company unless such disclosure is (i) to an employee of the Company or its subsidiaries; or (ii) to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of his/her duties as an employee of the Company; or (iii) authorized in writing by the Company; or (iv) required by any Court or administrative agency. The parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company; (b) information which is then in the public domain; or (c) information required to be disclosed by law.

7. Arbitration. If a dispute should arise regarding this agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration before a single arbitrator in Harris County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Executive, and judgment for enforcement and other benefits may be entered in the District Court of Harris County, Texas. The parties agree that either party may specifically enforce this section, and submission to arbitration may be compelled only in the District Court of Harris County, Texas. The parties further acknowledge and agree that the decision of the arbitrator may be specifically enforced by either party in any court of competent jurisdiction. The parties are entitled to be represented by legal counsel at any arbitration hearing, and each party shall be responsible for its own attorneys' fees. Other than the initial filing fee, the Company agrees to bear all costs of the arbitration process. The prevailing party shall be entitled to recover reasonable and necessary attorney's fees from the non prevailing party.

8. Covenant Not to Compete.

a. Executive's Acknowledgement. Executive agrees and acknowledges that in order to assure that the Company will retain its value as a going concern, it is necessary that the Executive not utilize his special knowledge of the business and his relationships with customers and suppliers to compete with the Hammonds. Executive further acknowledges that;

b. the Company is and will be engaged in the business of manufacturing and selling of Hammond's proprietary products.

c. Executive will occupy a position of trust and confidence with the Company prior to the date of the Agreement and, during such period and Executive's employment under this Agreement, Executive has, and will become familiar with the Hammonds's trade secrets and with other proprietary and confidential information concerning the Hammonds;

d. The agreements and covenants contained in this Section 8 are essential to protect the Company and the goodwill of the business; and

e. Executive's employment with the the Company has special, unique and extraordinary value to the Hammonds and Hammonds would be irreparably damaged if the Executive were to provide services to any person or entity in violation of the provisions of this agreement.

9. Competitive Activities. Executive hereby agrees that for a period commencing on the date hereof and ending one year following the later of termination of the Executive's employment with the Company for whatever reason, and the conclusion of the period, if any, during which the Company is making payments to the Executive, he will not, within sixty (60) miles of the Company's operations (the "Territory"), directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other executive or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the business of the manufacturing, distribution or sale of products manufactured, distributed, sold or licensed, or products proposed at the time of such termination to be manufactured, distributed, sold or licensed, by the Company at the time of termination; however, nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over the counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof, collectively, do not own more than an aggregate of two percent of the stock of such corporation. With respect to the Territory, Executive specifically acknowledges that Hammonds has conducted the business throughout those areas comprising the Territory and that the Company intends to continue to expand the business throughout the Territory.

10. Severance. In the event that the Company terminates this Agreement without "Good Cause," or the Executive resigns from his employment for "Good Reason," the Company agrees to pay the Employee the following compensation (the "Severance Pay"):

a. Amount and Terms of Payment. In the event that the Company terminates this Agreement without "Good Cause," as defined in Paragraph (5)(c) above, or the Executive resigns from his employment for "Good Reason," as defined in Paragraph (5)(d) above, the Company agrees to pay the Employee Severance Pay in an amount equal to either $90,000, or the present value of the salary and bonus payments due over the remainder of the Employment Term, whichever is greater. Such Severance Pay shall be paid in a lump sum within thirty (30) days after such termination becomes effective.

b. Exceptions. Severance Pay shall not be payable under this section in any of the following circumstances:

(1) In the event that this Agreement is terminated as a result of the death or disability of the Employee, as provided in Paragraphs (5)(a) and (b) above; or

(2) In the event that this Agreement is terminated for "Good Cause," as defined in Paragraph 5(c); or

(3) In the event of the Employee's voluntary resignation without Good Reason, as defined in Paragraph (5)(d) above.

  Opportunities. During his employment with the Company, and for one year thereafter, Executive shall not take any action which might divert from the Hammonds any opportunity learned about by him during his employment with Hammonds (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged by the Company.

12. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to Sections 6 and 8 of this agreement shall survive such termination.

13. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive here under which are of a personal matter shall neither be assigned nor transferred in whole or in part by the Executive. This Agreement shall not be amended except by written instrument duly executed by the parties.

14. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

15. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five day's after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made.

  Counterparts and Headings. This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this agreement.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Hammonds Technical Services Inc.

Accepted By: _____________________________

Mr. Carl Hammonds, Executive

Approved by American International Industries and or its Subsidiary a 51% owner.

By: ______________________________

Mr. Daniel Dror, Chairman & CEO

American International Industries, Inc